UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to § 240.14a-12
RESOURCES CONNECTION, INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 18, 2007
YOUR VOTE IS IMPORTANT
PROXY STATEMENT
SECTION I QUESTIONS AND ANSWERS
SECTION II PROXY PROPOSALS
B. PROPOSAL TO AMEND THE RESOURCES CONNECTION, INC. 2004 PERFORMANCE INCENTIVE PLAN
AGGREGATE PAST GRANTS UNDER THE 2004 PLAN
EQUITY COMPENSATION PLAN INFORMATION
C. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008
III. REQUIRED INFORMATION
DIRECTOR MEETINGS AND COMMITTEES
AUDIT COMMITTEE REPORT
DIRECTOR COMPENSATION — FISCAL 2007
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE — FISCAL 2007
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007
Description of Plan-Based Awards
OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
TRANSACTIONS WITH RELATED PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ADDITIONAL INFORMATION

September 10, 2007

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2007 Annual Meeting of Stockholders of Resources Connection, Inc., to be held at the Company’s corporate offices located at 17101 Armstrong Avenue, Irvine, California, on October 18, 2007, at 1:30 p.m., Pacific Daylight Time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will hear a brief presentation by Resources Connection and have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. Alternatively, as discussed in Section I of the Proxy Statement, you may be eligible to vote electronically over the internet or by telephone. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on October 18, 2007, and urge you to return your proxy as soon as possible.

Sincerely,

Donald B. Murray
President, Chief Executive Officer and
Chairman of the Board

RESOURCES CONNECTION, INC.
17101 ARMSTRONG AVENUE
IRVINE, CALIFORNIA 92614
(714) 430-6400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 18, 2007

To the Stockholders of Resources Connection, Inc.:

The Annual Meeting of Stockholders of Resources Connection, Inc. will be held at 1:30 p.m., Pacific Daylight Time, on October 18, 2007, at the Company’s corporate offices located at 17101 Armstrong Avenue, Irvine, California, for the following purposes:

1. To vote for the election of Karen Ferguson and Neil Dimick to our Board of Directors, each for a three-year term expiring at the Annual Meeting in 2010 and until their successors are duly elected and qualified;

2. To approve an amendment of the Resources Connection, Inc. 2004 Performance Incentive Plan to increase the number of shares available for award grants by 2,000,000 shares;

3. To ratify the appointment of the Company’s independent registered public accounting firm; and

4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on August 31, 2007, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Sincerely,

Donald B. Murray
President, Chief Executive Officer and
Chairman of the Board

Irvine, California
September 10, 2007

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. YOU MAY BE ABLE TO VOTE YOUR SHARES ELECTRONICALLY BY USING A TOLL-FREE TELEPHONE NUMBER OR THE INTERNET, AS DESCRIBED ON THE PROXY CARD, OR YOU MAY MARK, SIGN, DATE AND MAIL YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

WE ENCOURAGE YOU TO FILE YOUR PROXY ELECTRONICALLY IF EITHER OF THESE OPTIONS IS AVAILABLE TO YOU. THE METHOD BY WHICH YOU VOTE WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

PROXY STATEMENT

We are sending this Proxy Statement to you, the stockholders of Resources Connection, Inc. (“Resources Connection” or “the Company”), a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our Annual Meeting of Stockholders to be held at 1:30 p.m., Pacific Daylight Time, on October 18, 2007, at the Company’s corporate offices located at 17101 Armstrong Avenue, Irvine, California, and at any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about September 10, 2007.

We are enclosing a copy of our 2007 Annual Report to Stockholders, which includes our fiscal 2007 financial statements. The Annual Report is not, however, part of the proxy materials.

In order to accomplish our goal of setting forth our information in a straightforward and understandable way, we have organized this year’s Proxy Statement into three sections. You should read all three sections.

I. Questions and answers: this section provides answers to frequently asked questions.

II. Proxy proposals: this section provides information about the proposals to be voted on at this stockholders’ meeting.

III. Required information: this section provides information that is required by law to be included in the Company’s Proxy Statement, which has not been included in Sections I and II.

SECTION I

QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the following proposals:

a. the election of two directors (Karen Ferguson and Neil Dimick) to our Board of Directors;

b. the amendment of the Resources Connection, Inc. 2004 Performance Incentive Plan to increase the number of shares available for award grants by 2,000,000 shares;

c. the ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2008; and

d. any other business properly raised at the meeting or any postponement or adjournment thereof.

How does the Board of Directors recommend I vote on each of the proposals?

Our Board of Directors recommends you vote FOR election to our Board of Directors of each of the two nominees for director named in Proposal A and FOR each of the other proposals, as outlined in Section II of this Proxy Statement.

Who can attend the Annual Meeting?

All stockholders as of August 31, 2007 can attend the Annual Meeting. If your shares are held through a broker and you would like to attend, please either (1) write Kate W. Duchene, our Chief Legal Officer, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or an omnibus proxy (which you can obtain from your broker).

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on August 31, 2007, which is known as the record date, are entitled to vote.

How do I vote?

You can vote on matters that properly come before the meeting in one of four ways: via the Internet, by telephone, by mail, or in person at the meeting.

If eligible, we encourage you to vote your shares electronically over the Internet or by telephone. This year we have retained Broadridge to serve as our proxy administrator. This program provides eligible stockholders who receive a paper copy of this Proxy Statement the opportunity to vote over the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions for such alternative methods of voting. You do this by following the instructions on the voting form. If you vote your proxy via the Internet or by telephone, you do NOT have to return your proxy card by mail.

If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card. Sign and date each proxy card you receive and return it in the postage-paid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of Directors of each of the two nominees for director named in Proposal A and FOR each of the Company’s other proposals, as outlined in Section II of this Proxy.

You have the right to revoke your proxy at any time before your shares are actually voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	notifying our corporate assistant secretary (Kate W. Duchene) in writing;

•	signing and returning a later-dated proxy card;

•	providing new voting instructions electronically via the Internet or by telephone;

•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker or nominee, you may change your vote by submitting new voting instructions to your broker or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

How will voting on any other business be conducted?

Other than the proposals described in Section II of this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your signed proxy card authorizes Donald B. Murray, our Chief Executive Officer, to vote on those matters according to his best judgment.

Who will count the vote?

Representatives of Broadridge, the independent inspector of election, will count the vote.

Who will bear the cost of soliciting votes?

The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company may generate other expenses in connection with the solicitation of proxies.

What does it mean if I receive more than one proxy card?

It probably means your shares are registered differently and are in more than one account. Please sign and return each proxy card, or otherwise electronically respond to each as set forth in the voting instructions on each proxy card, to ensure that all your shares are voted.

How many shares can vote?

As of the record date, 48,438,877 shares of our common stock were outstanding. Each share of our common stock outstanding on the record date is entitled to one vote on each of the two director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

What is the voting requirement for each of the above matters?

A plurality of the shares of common stock voted in person or by proxy is required to elect the nominees for directors. A plurality means that the two nominees receiving the largest number of votes represented by shares of our common stock in person or by proxy and entitled to vote at the Annual Meeting will be elected. Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For each of the other matters, approval will require the affirmative vote of stockholders holding a majority of those shares present or represented at the meeting and entitled to vote on the matter.

What constitutes a quorum?

A quorum is a majority of the shares of our common stock outstanding on the record date, present in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 48,438,877 eligible votes as of the record date, we will need at least 24,219,439 votes present in person or by proxy at the Annual Meeting for a quorum to exist.

What happens if my shares are held by a broker or nominee?

If you are the beneficial owner of shares held in “street name” by a broker or nominee, the broker or nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker or nominee, that person will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as broker non-votes). If you are a beneficial owner, please note that brokers or nominees do not have discretionary authority to vote on your behalf for amendment of the 2004 Performance Incentive Plan. All other proposals outlined in Section II of this Proxy Statement are considered discretionary and may be voted upon by your broker or nominee if you do not give instructions.

How will “broker non-votes” and abstentions be treated?

“Broker non-votes” are shares held by brokers or nominees for which the broker or nominee lacks discretionary power to vote and never received specific voting instructions from the beneficial owner of the shares. Broker non-votes are counted for purposes of calculating a quorum. However, when the broker or nominee notes on the proxy card that it lacks discretionary authority to vote shares on a particular proposal and has not received voting instructions from the beneficial owner, those shares are not deemed to be entitled to vote for the purpose of determining whether stockholders have approved the matter and, therefore, will not be counted in determining the outcome for that particular proposal.

As described above, a properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. For all other proposals, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote against the matter. In both cases, a properly executed proxy marked “WITHHOLD AUTHORITY” or “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

When must notice of business to be brought before an annual meeting be given and when are stockholder proposals due for the 2008 Annual Meeting?

Advance Notice Procedures.  Under our bylaws, business may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board of Directors or by a stockholder entitled to vote who has delivered notice to our corporate secretary (containing certain information specified in our bylaws) not earlier than the close of business on the 90th day and not later than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 20, 2008 and no later than the close of business on July 20, 2008). These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.

Stockholder Proposals for the 2008 Annual Meeting.  If you are submitting a proposal to be included in next year’s proxy statement, you may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our assistant corporate secretary at our executive offices no later than May 15, 2008.

How do I obtain a copy of the Annual Report on Form 10-K that Resources Connection filed with the SEC?

A copy of the Company’s most recent Annual Report has been included with this proxy material. If you desire another copy of our Annual Report or Form 10-K, we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, CA 92614, or from our Investor Relations website at “http://ir.resourcesglobal.com”.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614 or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614 or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker or nominee directly if you have questions, require additional copies of this Proxy Statement or the Annual Report, or wish to receive multiple reports by revoking your consent to householding.

The Company’s fiscal year consists of 52 or 53 weeks, ending on the last Saturday in May in each year. For convenience, all references herein to years or periods are to years or periods ended May 31. The fiscal years ended May 31, 2006 and May 31, 2007 consisted of 52 weeks.

SECTION II

PROXY PROPOSALS

A.	ELECTION OF DIRECTORS

Currently, our Board of Directors consists of eight directors and the authorized number of directors is nine. In addition, Mr. Giusto has announced his intention to resign from the Board of Directors prior to the Annual Meeting. As a result, the Board of Directors intends to decrease the authorized number of directors from nine to seven effective immediately upon Mr. Giusto’s resignation. Accordingly, the Board of Directors will consist of seven directors at and following Mr. Giusto’s resignation. Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At the Annual Meeting, two directors will be elected, each serving a term of three years expiring at our 2010 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. Each of the nominees, Karen Ferguson and Neil Dimick, is presently a member of our Board of Directors. Ms. Ferguson and Mr. Dimick were previously elected at the 2004 annual meeting. The Board of Directors, acting upon the recommendation of the Corporate Governance, Nominating and Compensation Committee, recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors. (See “Nominees” below).

The six directors whose terms of office do not expire in 2007 are expected to continue to serve after the Annual Meeting until such time as their respective terms of office expire and their successors are duly elected and qualified. (See “Other Directors” below).1

If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the person named as proxy on the proxy card will vote for such substitute nominee or nominees as our Board of Directors recommends, or vote to allow the resulting vacancy to remain open until filled by our Board of Directors, as our Board of Directors recommends. Each of the nominees has consented to serve if elected.

1 On August 14, 2007, Stephen J. Giusto, the Company’s Chief Financial Officer, Executive Vice President and Secretary of the Board of Directors, indicated his intention to resign from the Company and its Board of Directors to pursue other interests. At this time, we anticipate that Mr. Giusto will depart from the Company by October 1, 2007.

Following is biographical information about each nominee and each director.

Nominees

The individuals standing for election are:

Karen M. Ferguson, age 43 co-founded Resources Connection in June 1996. From inception to August 1998, Ms. Ferguson served as Managing Director of our Northern California practice. She then served as the Regional Managing Director of our East Coast practice offices and as an Executive Vice President, positions she has held since May 2001 and April 1999, respectively. In March 2007, Ms. Ferguson was promoted to the position of President, North American Operations. Ms. Ferguson has been a director of Resources Connection since April 1999. Prior to joining us, Ms. Ferguson was a director with Accounting Solutions, a regional Northern California contract project-based firm, from 1994 to 1995. From 1985 to 1994, Ms. Ferguson was in the San Francisco office of Deloitte & Touche LLP, a professional services firm, as a Senior Manager.

Neil Dimick, age 57, is a director of Resources Connection, a position he has held since November 2003. Prior to joining the Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, as well as a director and a member of the Board’s Finance, Investment and Retirement committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for four years as the National Director of the firm’s Real Estate Industry Division. Mr. Dimick currently also serves on the Board of Directors of HLTH Corporation, where he serves as a member of the Governance and Nominating Committee; WebMD (an approximately 90% owned subsidiary of HLTH Corporation), where he serves as a member of the Audit and Nominating Committees; Thoratec Corporation, where he serves as a member of the Audit Committee; Mylan Laboratories, Inc., where he serves as a member of the Audit, Finance and Executive Committees; and Alliance Imaging, Inc., where he serves on the Audit and Finance Committees.

The Board of Directors unanimously recommends that stockholders vote FOR each of the nominees set forth above.

Other Directors:

The following persons represent the members of our Board of Directors whose terms of office do not expire until after the Annual Meeting and who are therefore not standing for re-election at the Annual Meeting:

Donald B. Murray, age 60, co-founded Resources Connection in June 1996 and served as our Managing Director from inception until April 1999. Mr. Murray has served as our Chairman, Chief Executive Officer and President and as one of our directors since the management buyout in April 1999. Prior to founding Resources Connection, Mr. Murray was Partner-In-Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner-In-Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, a professional services firm, an office he founded in 1984. Mr. Murray was admitted to the Deloitte & Touche partnership in 1983. Mr. Murray’s term of office as one of our directors expires at the Annual Meeting in 2009.

A. Robert Pisano, age 64, is a director of Resources Connection, a position he has held since November 2002. Mr. Pisano is currently the President and Chief Operating Officer of the Motion Picture Association of America, a position he has held since October 1, 2005. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild, from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano is also a director of the FPA

Group of Funds, where he serves on the Audit Committee. Mr. Pisano’s term of office as one of our directors expires at the Annual Meeting in 2009.

Thomas D. Christopoul, age 43, is a director of Resources Connection, a position he has held since January 2006. He is currently president of Somerset Shore Associates, Inc., an independent investment and advisory company in New Jersey. Prior to October 2005, he was the Chief Executive Officer and Chairman of Cendant Corporation’s Marketing Services Division and Cendant’s Financial Services Division. While at Cendant, Mr. Christopoul also held a number of senior positions, including the position of Senior Executive Vice President and Chief Administrative Officer. During his more than 10 years with Cendant, he led worldwide human resources and operations initiatives as well as overseeing a broad array of corporate staff functions on a global basis. Prior to Cendant, he also held senior management positions at Nabisco and Pepsi-Cola Company. Mr. Christopoul’s term of office as one of our directors expires at the Annual Meeting in 2009.

Stephen J. Giusto,2 age 45, co-founded Resources Connection in June 1996 and served as our National Director of Operations from inception until April 1999. Mr. Giusto has served as our Chief Financial Officer, Executive Vice President of Corporate Development and Secretary since April 1999. Mr. Giusto has been a director of Resources Connection since April 1999. Prior to founding Resources Connection, Mr. Giusto was in the Orange County, California real estate practice of Deloitte & Touche LLP, a professional services firm, from 1992 to 1996. He also previously served for two years in the Deloitte & Touche LLP national office in the Office of the Managing Partner. From 1985 through 1990, Mr. Giusto was with the Deloitte & Touche LLP Orange County, California office. Mr. Giusto was admitted to the Deloitte & Touche LLP partnership in 1996. Mr. Giusto’s term of office as one of our directors expires at the Annual Meeting in 2008.

Jolene Sykes Sarkis, age 57, is a director of Resources Connection, a position which she has held since April 2002. Mrs. Sarkis is currently a private marketing and advertising consultant. Mrs. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Mrs. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. Mrs. Sarkis’ term of office as one of our directors expires at the Annual Meeting in 2008.

Robert F. Kistinger, age 54, is a director of Resources Connection, having been elected to the Board in August 2006. He is currently President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. Mr. Kistinger began his career at Chiquita more than 25 years ago and has held a series of accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young and is a member of the American Institute of Certified Public Accountants. Mr. Kistinger also serves on the Board of Directors of the United Fresh Produce Association and a member of the board of trustees at Cincinnati Country Day School and is also a member of the board of executive advisors at the Williams College of Business at Xavier University. Mr. Kistinger’s term of office as one of our directors expires at the Annual Meeting in 2008.

B.  PROPOSAL TO AMEND THE RESOURCES CONNECTION, INC.
2004 PERFORMANCE INCENTIVE PLAN

General

The Resources Connection, Inc. 2004 Performance Incentive Plan (the “2004 Plan”) was adopted by the Board and subsequently approved by the stockholders on October 15, 2004; the 2004 Plan was amended with the approval of the stockholders on October 19, 2006. At the 2007 Annual Meeting, stockholders will be asked to approve a second amendment to the 2004 Plan. Specifically, the proposed new amendment would increase the number of shares of the Company’s common stock available for award grants under the 2004 Plan by an additional

2 On August 14, 2007, Stephen J. Giusto, the Company’s Chief Financial Officer, Executive Vice President and Secretary of the Board of Directors, indicated his intention to resign from the Company and its Board of Directors to pursue other interests. At this time, we anticipate that Mr. Giusto will depart from the Company by October 1, 2007.

2,000,000 shares. This is the only amendment to the 2004 Plan stockholders are being asked to approve; however, as required, the Company has provided below a summary of the 2004 Plan provisions.

As of August 31, 2007, a total of 4,882,701 shares of the Company’s common stock were then subject to outstanding awards granted under the 2004 Plan. An additional 1,481,439 shares of the Company’s common stock were then available for new award grants under the 2004 Plan. The Board of Directors approved the request for replenishment of the 2004 Plan based, in part, on a belief that the number of shares currently available under the 2004 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives to new and existing employees. In building a rapidly growing employee population whose interests are aligned with our stockholders, equity awards are an integral component of the Company’s compensation philosophy.

We will continue to have the authority to grant awards under the previously approved 2004 Plan share limits, if stockholders do not approve the proposed 2004 Plan amendment, however, we will not be able to continue using equity as an important incentive in hiring new employees.

Currently, no new awards may be granted under any equity compensation plan maintained by us other than the 2004 Plan.

The Company continues to believe that broad-based equity awards are important to achieving team-based results because they help to focus employees on the objective of creating incremental value in the entire Company, not just in one location or for any individual. Stock-based plans like the 2004 Plan are vital to achieving the Company’s goal to attract, retain and motivate employees with talent, integrity, enthusiasm and loyalty. The Company historically has awarded options to a broad-based employee group; a practice that aligns the financial goals of employees and stockholders alike. We believe our approach to equity compensation is accomplishing its objective as evidenced by the fact that of the 8.5 million options outstanding and unexercised under our stock-based plans, approximately 3.7 million options are vested and in the money as of August 31, 2007.

In its initial request for stockholder approval of the 2004 Plan, in the 2004 Proxy Statement, the Company stated its intention to target annual dilution from new option grants to approximately four percent of the outstanding common stock of the Company. The Company met that commitment in fiscal years 2005, 2006 and 2007, using award guidelines put in place by the Board of Directors in 2004. It is the Company’s intent to continue to target the potential annual dilution from new option grants to approximately four percent of the outstanding common stock of the Company, although the Company reserves discretion to exceed that limit should special circumstances (such as an acquisition or reorganization) arise in which the Company determines that additional awards are in the best interests of stockholders.

Following is a summary description of the 2004 Plan provisions which are repeated below for informational purposes. Other than the request for additional shares, the Company is not requesting the stockholders consider any other change to the 2004 Plan.

Summary Description of the 2004 Performance Incentive Plan

The principal terms of the 2004 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2004 Plan, as proposed to be amended, which has been filed as Annex A to the copy of this Proxy Statement that was filed electronically with the Securities and Exchange Commission and can be reviewed on the Securities and Exchange Commission’s website at http://www.sec.gov. You may also obtain, free of charge, a copy of the 2004 Plan by writing to Investor Relations, Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Purpose.  The purpose of the 2004 Plan is to promote the success of the Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and our stockholders. We are a people-based business whose value is created by our client-service delivery and intellectual capital within the organization.

Administration.  Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2004 Plan. Our Board of Directors has delegated general administrative authority for the 2004 Plan to the Corporate Governance, Nominating and Compensation Committee. A Committee may delegate some or all of its authority with respect to the 2004 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has authority subject to the terms and conditions of the 2004 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to determine the vesting schedule for the awards, which historically have included multi-year vesting provisions;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate, any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2004 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•	to allow the purchase price of an award or shares of the Company’s common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice in third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing.  In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option under the 2004 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise price of the award.

Eligibility.  Persons eligible to receive awards under the 2004 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Approximately 550 officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s five non-employee directors, are considered eligible under the 2004 Plan at the present time.

Authorized Shares; Limits on Awards.  The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2004 Plan equals the sum of: (1) 5,500,000 shares (after giving effect to the Company’s two-for-one stock split in March 2005) and the amendment to the 2004 Plan approved by stockholders at the Company’s 2006 annual meeting of stockholders), plus (2) the number of shares available for award grant purposes under the Company’s 1999 Performance Incentive Plan (the “Prior Plan) as of October 15, 2004, plus (3) the number of any shares subject to stock options granted under the Prior Plan and outstanding as of October 15, 2004 which expire, or for any reason are cancelled or terminated, after that date without being exercised. As of August 31, 2007, 1,481,439 shares were available for award grant purposes under the 2004 Plan, subject to future increases as described in (3) above and subject to increase as then-outstanding awards expire or terminate without having become vested or exercised, as applicable. As of August 31, 2007, approximately 3,671,862 shares were subject to stock options outstanding under the 1999 Plan and approximately 4,882,701 shares were subject to stock options outstanding under the 2004 Plan. If stockholders approve the proposed 2004 Plan amendment, the number of shares available for award grant purposes under the 2004 Plan will be increased by an additional 2,000,000 shares.

Shares issued in respect of any “full-value award” granted under the 2004 Plan will be counted against the share limit described in the preceding paragraph as two shares for every one share actually issued in connection with the award. For example, if a stock bonus of 100 shares of the Company’s common stock were granted under the 2004 Plan, 200 shares would be deducted from 2004 Plan’s share limit with respect to that stock bonus award. For this purpose, a “full-value award” is any award granted under the 2004 Plan other than a stock option with a per share exercise price at least equal to the fair market value of a share of the Company’s common stock at the time of grant of the award.

The following other limits are also contained in the 2004 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 4,000,000 shares.

•	The maximum number of shares subject to those options that are granted during any calendar year to any individual under the plan is 400,000 shares.

•	The maximum number of shares subject to all awards that are granted during any calendar year to any individual under the plan is 400,000 shares. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred.

•	The maximum number of shares that may be delivered pursuant to awards granted to non-employee directors under the plan is 500,000 shares. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred.

•	“Performance-Based Awards” under Section 5.2 of the 2004 Plan payable only in cash and not related to shares and granted to a participant in any one calendar year will not provide for payment of more than $1,500,000.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2004 Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2004 Plan. To the extent that shares are delivered pursuant to the exercise of a stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2004 Plan will again be available for subsequent awards under the 2004 Plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2004 Plan or the 1999 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award under either of these plans, will not be available for subsequent awards under the 2004 Plan. In addition, the 2004 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2004 Plan. The Company may not increase the applicable share limits of the 2004 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.  The 2004 Plan authorizes stock options, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards pursuant to Section 5.2 of the 2004 Plan. The 2004 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2004 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2004 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary. As of July 1, 2006, at the direction of the Committee, the Company began issuing only nonqualified stock options.

The per share exercise price of an option may, however, be less than the fair market value of a share of the Company’s common stock on the date of grant in the case of (1) options granted retroactively in tandem with or as a substitution for another award, or (2) if the option will be counted against the plan’s share limit as two shares for every one share actually issued in connection with the option as described above.

The other types of awards that may be granted under the 2004 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards granted consistent with Section 5.2 of the 2004 Plan as described below.

Performance-Based Awards.  The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2004 Plan (including options which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals.  The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Acceleration of Awards; Possible Early Termination of Awards.  Generally, and subject to limited exceptions set forth in the 2004 Plan, if any person acquires more than 50% of the outstanding common stock or combined voting power of the Company, if certain changes in a majority of our Board of Directors occur over a period of not longer than two years, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, or if the Company is dissolved or liquidated, then awards then-outstanding under the 2004 Plan may become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2004 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions.  Subject to certain exceptions contained in Section 5.7 of the 2004 Plan, awards under the 2004 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws.

Adjustments.  As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2004 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.  The 2004 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2004 Plan.  The Board of Directors may amend or terminate the 2004 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2004 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the Board of Directors, the authority to grant new awards under the 2004 Plan will terminate on September 2, 2014. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the 2004 Plan

The U.S. federal income tax consequences of the 2004 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2004 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2004 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2004 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the Company in certain circumstances.

Specific Benefits under the 2004 Performance Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2004 Plan proposal. The Company is not currently considering any other specific award grants under the 2004 Plan. The number, amount and type of awards to be received by or allocated to eligible persons in the future under the 2004 Plan cannot be determined at this time. If the amendment reflected in this 2004 Plan proposal had been in effect in fiscal 2007, we expect that our award grants for fiscal 2007, would not have been substantially different from those actually made in that year under the 2004 Plan. For information regarding stock-based awards granted to the Company’s named executive officers during fiscal 2007, see the material under the heading “Executive Compensation” below. The closing market price for a share of the Company’s common stock as of August 31, 2007 was $30.00 per share.

AGGREGATE PAST GRANTS UNDER THE 2004 PLAN

As of August 31, 2007, awards covering 5,732,801 shares of the Company’s common stock had been granted under the 2004 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock vesting prior to and option and unvested restricted stock holdings as of that date.

	Stock Options				Restricted Stock
	Number of		Number of		Number of		Number of
	Shares		Shares		Shares	Number of	Shares
	Subject to	Number of	Underlying Options		Subject to	Shares	Outstanding
	Past	Shares	as of August 31,		Past	Vested as of	and Unvested
	Option	Acquired	2007		Award	August 31,	as of August 31,
Name and Position	Grants	on Exercise	Exercisable	Unexercisable	Grants	2007	2007

Named Executive Officers:
Donald B. Murray Chief Executive Officer	217,500	-0-	56,250	161,250
Stephen J. Giusto Chief Financial Officer	72,500	-0-	18,750	53,750
Karen M. Ferguson President, North American Operations	72,500	-0-	18,750	53,750
Kate W. Duchene Executive Vice President of Human Relations and Chief Legal Officer	72,500	-0-	18,750	53,750
Anthony Cherbak Executive Vice President of Operations	47,500	-0-	12,500	35,000	25,000	10,000	15,000
Total for All Executive Officers
(including the Named Executive
Officers identified above):	482,500	-0-	125,000	357,500	25,000	10,000	15,000

Non-Executive Director Group:	59,728	4,535	19,978	39,750
Each other person who has
received 5% or more of the
options, warrants or rights
under the 2004 Plan	-0-	-0-	-0-	-0-	-0-	-0-	-0-
All employees, including all
current officers who are not
executive officers or directors,
as a group	4,314,889	250,504	815,940	3,498,949	10,584	3,528	7,056
Total	4,857,117	255,039	960,918	3,896,199	37,584	13,528	22,,056

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains four equity compensation plans: the 2004 Plan, the 1999 Plan, the Resources Connection, Inc. Employee Stock Purchase Plan (the “ESPP”) and the Resources Connection, Inc. 1998 Employee Stock Purchase Plan (the “1998 Plan”). These plans have each been approved by the Company’s stockholders.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of May 31, 2007.

			Number of Shares of Common Stock
	Number of Shares of		Remaining Available for Future
	Common Stock to be	Weighted-Average	Issuance Under Equity Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding Shares Reflected in
Plan Category	Outstanding Options	Outstanding Options	the First Column)

Equity compensation plans approved by stockholders	9,185,754	20.88	2,808,862	(1),(2)
Equity compensation plans not approved by stockholders(3)	20,920	6.00	-0-
Total	9,206,674	20.84	2,805,862

(1)	This number of shares is presented before giving effect to the purchase of shares under the ESPP for the purchase period that ended June 30, 2007. The number of shares that were purchased under the ESPP on that date was 143,086.

(2)	Of the aggregate number of shares that remain available for future issuance, 1,493,862 are available under the 2004 Plan and 1,312,000 are available under the ESPP. The Company’s authority to grant new awards under its prior equity plans has terminated. All of the shares available under the 2004 Plan may be used for any form of award authorized under the 2004 Plan including options, restricted stock, stock bonuses, and performance shares. This table does not reflect the 2,000,000 additional shares that will be available under the 2004 Plan if stockholders approve the current 2004 Plan proposal.

(3)	Consists of stock options granted to one of the Company’s consultants. The options are fully vested, have an exercise price equal to $6.00, and have an ordinary term that expires on December 13, 2010. The ordinary term of the options may expire earlier in connection with a change in control of the Company, and the number of shares subject to and exercise price of the options are subject to customary adjustments to reflect corporate transactions such as stock splits, recapitalizations, mergers or similar unusual or extraordinary corporate transactions.

Board Recommendation

The Board of Directors believes that the proposed amendment to the 2004 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board of Directors are eligible for awards under the 2004 Plan and thus have a personal interest in the approval of the 2004 Plan proposal.

The Board of Directors unanimously recommends a vote FOR approval of the proposed amendment to the 2004 Performance Incentive Plan.

C.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008

The Audit Committee of the Board of Directors has appointed the accounting firm of PricewaterhouseCoopers LLP as independent registered public accounting firm to conduct the annual audit of Resources Connection’s financial statements for fiscal year 2008. This matter is nevertheless being submitted to the stockholders to afford them the opportunity to express their views. If this proposal is not approved at the Annual Meeting by the affirmative vote of holders of a majority of the outstanding shares voted in person or by proxy at the meeting, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers LLP as its independent registered public accounting firm.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer any questions concerning the independent registered public accounting firm’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

III. REQUIRED INFORMATION

Executive Officers

The following table sets forth information about our executive officers as of July 31, 2007. Each of our executive officers serves at the pleasure of the Board of Directors:

Name	Age	Position

Donald B. Murray	60	Chairman of the Board of Directors, Chief Executive Officer, President and Director
Stephen J. Giusto[3]	45	Chief Financial Officer, Executive Vice President of Corporate Development, Secretary and Director
Karen M. Ferguson	43	Executive Vice President, President North American Operations and Director
Kate W. Duchene	44	Chief Legal Officer, Executive Vice President of Human Relations and Assistant Secretary
Anthony Cherbak	53	Executive Vice President of Operations

Kate W. Duchene.  Ms. Duchene is our Chief Legal Officer, a position she has held since December 1999. Ms. Duchene is also our Assistant Secretary and Executive Vice President of Human Relations, positions she has held since August 2000. Prior to joining Resources Connection, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.

Anthony Cherbak.  Mr. Cherbak has held the position of Executive Vice President of Operations since July 2005. He joined the company from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region, and most recently served as the Partner In Charge of the Orange County audit practice.

For information about executive officers Donald B. Murray, Stephen J. Giusto and Karen M. Ferguson, see descriptions above under “Nominees” and “Other Directors” in Section II above.

3 On August 14, 2007, Stephen J. Giusto, the Company’s Chief Financial Officer, Executive Vice President and Secretary of the Board of Directors, indicated his intention to resign from the Company and its Board of Directors to pursue other interests. At this time, we anticipate that Mr. Giusto will depart from the Company by October 1, 2007.

DIRECTOR MEETINGS AND COMMITTEES

Attendance at Meetings

Our Board of Directors met in person or conducted telephonic meetings a total of four times during fiscal year 2007. No director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors on which such director served during fiscal 2007. The Company’s policy is that directors should make themselves available to attend the Company’s Annual Meeting of Stockholders. Seven Board members attended our 2006 Annual Meeting.

Director Independence

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board of Directors has determined that each of Neil Dimick, A. Robert Pisano, Thomas D. Christopoul, Jolene Sykes Sarkis and Robert F. Kistinger is an “independent director” under the rules of the NASDAQ stock exchange and meets the standards of independence required under applicable SEC regulations. A copy of the Company’s Corporate Governance Guidelines and Committee Charters can be found on the Corporate Governance page of the Company’s website at www.resourcesglobal.com. There were no transactions, relationships or arrangements engaged in by these directors which the Company had to consider in making this determination.

Committees of the Board of Directors

Prior to our becoming a public company, our Board of Directors established two standing committees: a Compensation Committee and an Audit Committee. In 2002, the Board established a Nominating Committee as a third standing committee. In April 2003, the Board unanimously approved a restructuring of the committees and established two standing committees: a Corporate Governance, Nominating and Compensation Committee and an Audit Committee, each composed entirely of directors who are not officers or employees of Resources Connection. Each committee of the Board is comprised entirely of individual directors who meet the independence requirements of the NASDAQ rules and applicable rules of the SEC. As part of the restructuring, the Board of Directors also created a Lead Director role to serve as a representative for the independent directors regarding the communication and resolution of any emergency situation or any conflict with the management of the Company. In this role, the Lead Director also chairs the regular executive sessions of the Board of Directors, which are only attended by independent directors. In fiscal year 2004, the Board appointed A. Robert Pisano to serve as the Lead Director. Mr. Pisano was subsequently reappointed to this Lead Director position for fiscal years 2005, 2006, 2007 and 2008.

The Board of Directors annually reviews and approves the charter of each of the committees. The Audit Committee and the Corporate Governance, Nominating and Compensation Committee charters were reviewed and approved on August 2, 2007. The charters of the Corporate Governance, Nominating and Compensation Committee, as well as the Charter of the Audit Committee, are available on the Corporate Governance page of the Company’s website at www.resourcesglobal.com.

Corporate Governance, Nominating and Compensation Committee

The Corporate Governance, Nominating and Compensation Committee (the “CGN&C Committee”) of our Board of Directors was comprised of three non-employee directors, Julie Hill, Jolene Sykes Sarkis, and A. Robert Pisano. In October 2006, Mr. Christopoul was nominated to the CGN&C Committee and replaced Mr. Pisano as Chairperson. On December 11, 2006, Ms. Hill tendered her resignation from the Board, effective December 31, 2006. The Board of Directors has affirmatively determined that each of A. Robert Pisano, Thomas Christopoul and Jolene Sykes Sarkis is independent under the Board’s independence criteria and the NASDAQ Marketplace Rules. This CGN&C Committee of the Board met four times in person and once by telephone during our 2007 fiscal year.

Governance-related Duties.  The CGN&C Committee is responsible for overseeing the corporate governance principles applicable to the Company, including the Company’s Code of Business Conduct and Ethics (the “Code”), which is approved by the entire Board of Directors annually. A copy of the Code is available on the Corporate Governance page of the Company’s website at www.resourcesglobal.com. The CGN&C Committee annually reviews the Company’s compliance with the NASDAQ Marketplace Rules and reports the conclusions of such review to the Board.

Nominating-related Duties.  The CGN&C Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the CGN&C Committee reviews and makes recommendations to the Board with respect to the composition of the Board, tenure of Board members, and skills and attributes for new directors. The CGN&C Committee has also retained a professional executive search firm to assist in the identification and recruitment of independent Board candidates. While the CGN&C Committee normally is able to identify from its own resources and professional search firm, an ample number of qualified candidates, it will consider stockholder suggestions of persons to be considered as nominees. Such suggestions must be sent in writing to the assistant corporate secretary at the Company’s address and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee to consideration of his or her name by the CGN&C Committee. Any director candidates recommended by the Company’s stockholders will be given consideration by the CGN&C Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations. The Company’s bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board of Directors. See “Questions & Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals due for the 2008 Annual Meeting?”

The CGN&C Committee’s process for identifying and evaluating director candidates is as follows. As referenced above, the CGN&C Committee has retained a professional search firm to assist the CGN&C Committee in managing the overall process, including the identification of director candidates who meet certain criteria set from time to time by the CGN&C Committee. All potential candidates, whether identified by the search firm, stockholders or Board members, are reviewed by the CGN&C Committee, the Chairman and Chief Executive Officer and the Executive Vice President of Human Relations, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or CGN&C Committee meetings or other relevant reasons. The CGN&C Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration. The CGN&C Committee then discusses these candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more candidates to the Board of Directors for nomination. The Board discusses the CGN&C Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees are named in the proxy statement for election by the stockholders at the Annual Meeting (or, if between Annual Meetings, the nominees may be elected by the Board itself).

In order to be recommended by the CGN&C Committee, a candidate must meet the following minimum qualifications, as described in the Company’s Board of Directors Corporate Governance Guidelines: personal ability, integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and sensitivity to the Company’s corporate culture and responsibilities. In addition, the CGN&C Committee from time to time looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, and of age, gender, and ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

As referenced above, the CGN&C Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Resources Connection stockholder. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of stockholders to be held in 2008 should send a signed letter of recommendation, to be received before May 15, 2008, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614: Attn: Kate W. Duchene, Chief Legal Officer and Assistant Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director.

Compensation-related Duties  The CGN&C Committee is also responsible for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s executive officers. The CGN&C Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our executive officers. Pursuant to the written Charter of the CGN&C Committee, its principal compensation related responsibilities, duties and areas of authority include, among other things:

•	To review and approve all of the Company’s compensation programs applicable to executive officers, including all forms of salary and grants of bonus and equity compensation;

•	To review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management;

•	To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;

•	To approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board of Directors with respect to equity and incentive plans subject to shareholder approval;

•	To oversee persons responsible for overseeing the Company’s compensation plans;

•	To oversee regulatory compliance with respect to compensation matters and to help ensure the Company’s compensation programs are appropriately structured to preserve tax deductibility, all in consultation with management;

•	To review and approve severance or similar payments to the Company’s executive officers;

•	To retain consultants, legal counsel and accounting and other advisors as it deems appropriate to carry out its duties; and

•	To perform any other appropriate activities.

The CGN&C Committee’s Charter permits it to rely on members of management when performing its duties. The CGN&C Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the CGN&C Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts for the Company’s other executive officers for fiscal 2007.

As indicated above, pursuant to its Charter, the CGN&C Committee is authorized to retain compensation consultants to assist it in carrying out its duties. The CGN&C Committee has the authority to approve any compensation consultant’s fees and other retention terms. During fiscal 2007, the CGN&C Committee determined that there was no business need to retain an executive compensation consultant. The CGN&C Committee evaluates such retention on an annual basis in the light of the business needs of the organization at the relevant time.

Audit Committee

At the beginning of fiscal 2007, the Audit Committee of our Board of Directors consisted of three non-employee directors, Neil F. Dimick, Thomas Christopoul and Julie Hill. Mr. Kistinger was named to the Audit Committee following his election to the Board in August 2006. On December 11, 2006, Ms. Hill tendered her resignation from the Board and the Audit Committee effective December 31, 2006. The Board of Directors has affirmatively determined that none of the members of the Audit Committee has a material relationship with the Company and that each member qualifies as independent under the applicable SEC rules and the NASDAQ Marketplace Rules. Neil Dimick qualifies as the committee’s financial expert and serves as the Audit Committee Chairperson.

Our Audit Committee operates under a written charter adopted by our Board of Directors. A copy of the written charter of our Audit committee is available to our stockholders on the Corporate Governance page of the Company’s website at www.resourcesglobal.com. The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions and appoints and engages, on behalf of our Board of Directors, the company’s independent registered public accounting firm. The Audit Committee also reviews and approves the provision of services by our independent registered public accounting firm, PricewaterhouseCoopers LLP, as described under the caption “All Other Fees” below, to ensure such services are compatible with maintaining the independence of PricewaterhouseCoopers LLP. In discharging its duties, the Committee:

•	appoints, compensates, retains and oversees the work of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;

•	meets independently with our internal finance staff, our independent registered public accounting firm and our senior management; and

•	consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

The members of our Audit Committee met eight times during our 2007 fiscal year.

Fees

PricewaterhouseCoopers’ charges for fiscal years 2007 and 2006 were as follows:

	2007	2006

Audit Fees	$1,135,295	$1,001,648
Audit Related Fees	$0	$0
Tax Fees	$0	$3,491	(1)
All Other Fees	$0	$0

(1)	Tax fees were for work related to tax compliance services.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in the Charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of, (i) all auditing services to be provided by the independent registered public accounting firm and (ii) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Securities Exchange Act of 1934, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2007 and fiscal 2006, all fees of PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•	first, the Audit Committee is responsible for monitoring the preparation of and reviewing the quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;

•	second, the Audit Committee is responsible for the appointment, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to Independent Standards Board Standard No. 1); and

•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements for the years ended May 31, 2005, 2006 and 2007, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP the matters required by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independent Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and PricewaterhouseCoopers LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the report of PricewaterhouseCoopers LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in Resources Connection’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

THE AUDIT COMMITTEE

Neil Dimick, Chairperson
Robert Kistinger
Thomas Christopoul

Communications with the Board

Communications that are intended specifically for non-management directors should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the Chairperson of the Corporate Governance, Nominating and Compensation Committee or Chairperson of the Audit Committee and marked “Confidential, Intended For Recipient’s Review Only”. Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience.

DIRECTOR COMPENSATION — FISCAL 2007

The following table presents information regarding the compensation paid during fiscal 2007 to individuals who were members of our Board of Directors at any time during fiscal 2007 and who were not also our employees (referred to herein as “non-employee directors”). The compensation paid to any director who was also one of our employees during fiscal 2007 is presented below in the Summary Compensation Table — Fiscal 2007 and the related explanatory tables. Such employee-directors do not receive separate compensation for service on the Board of Directors.

	Fees Earned		Option
	or Paid in	Stock	Awards
Name	Cash ($)(1)	Awards ($)	($)(2)(3)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)

A. Robert Pisano	30,000	-0-	55,514	85,514
Neil Dimick	35,000	-0-	41,578	76,578
Jolene Sykes Sarkis	30,000	-0-	32,132	62,132
Thomas Christopoul	40,000	-0-	37,893	77,893
Robert Kistinger(5)	42,500	-0-	33,273	75,773
Julie Hill(6)	35,000	-0-	24,324	59,324

(1)	The amounts reported in Column (b) include the full annual retainer for any non-employee directors who elected to receive stock option grants under the 2004 Performance Incentive Plan in lieu of cash retainers. For our 2007 fiscal year, A. Robert Pisano elected to receive an award of stock options instead of a cash retainer, and such stock options had a grant date fair value for financial statement reporting purposes equal to $26,282.

(2)	The amounts reported in Column (d) above reflect the aggregate dollar amounts recognized for option awards for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see (i) the discussion of option awards contained in Note 14 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-Ks for prior fiscal years as to the option awards granted in those years, each of which notes is incorporated herein by reference.

(3)	As described below, each of our continuing non-employee directors was granted an award of 3,000 stock options on the first market date of the calendar year. Each such continuing non-employee director’s stock option award had a value (for financial statement reporting purposes) equal to $51,000 on the grant date. In connection with their appointment to the Board of Directors, new non-employee directors are entitled to an initial award of 6,000 stock options. The grant date fair value for financial statement reporting purposes of Mr. Kistinger’s initial award of 6,000 stock options was equal to $74,580. See footnote (2) above for the assumptions used to value these awards.

(4)	The following table presents the aggregate number of outstanding unexercised options held by each of our non-employee directors as of May 31, 2007.

Number of
Director	Options Outstanding

A. Robert Pisano	27,779
Neil Dimick	19,000
Jolene Sykes Sarkis	20,897
Thomas Christopoul	12,000
Robert Kistinger	12,000
Julie Hill	7,092

(5)	Amounts reported for Mr. Kistinger include his 2007 annual retainer and additional committee fees paid for service during our 2007 fiscal year, as well as a pro-rata portion of his 2006 annual retainer that related to his service on the Board of Directors in our 2007 fiscal year following his appointment to the Board of Directors in August, 2006.

(6)	Upon her resignation from the Board of Directors, Ms. Hill forfeited 10,250 unvested options.

Director Compensation

Compensation for non-employee directors during fiscal 2007 generally consisted of an annual cash retainer, additional fees for serving on committees, or as a committee chairperson, and awards of stock options.

Annual Retainer

The following table sets forth the schedule of annual retainer fees for each non-employee director in effect during fiscal 2007:

Dollar
Type of Fee	Amount

Annual Board Retainer	$25,000
Additional Fee for Service on each committee of the Board of Directors	$5,000
Additional Fee for the Chairpersons of the Audit and Corporate Governance, Nominating and Compensation Committees	$5,000

All non-employee directors are also reimbursed for out-of-pocket expenses they incur serving as directors.

Stock Option Awards

Annual Grants.  Each continuing non-employee director is currently entitled to receive an annual award of 3,000 stock options on the first market date of the calendar year. Each stock option may be exercised to purchase one share of our common stock at an exercise price equal to the fair market value of the underlying common stock on the grant date. Each continuing non-employee director’s stock option award has an ordinary term of ten years, and is subject to a four-year vesting period. Subject to each non-employee director’s continued service, one-fourth of his or her stock option award will vest and become exercisable on each of the first four anniversaries of the grant date. If a non-employee director’s service terminates for any reason, the unvested portion of his or her stock option award will immediately terminate. Vested options will generally remain outstanding and exercisable for three (3) years after a director’s service terminates. Any vested options that are not exercised within the applicable post-termination of service exercise window will terminate.

If there is a corporate transaction such as a dissolution, recapitalization, merger, combination, reorganization, spin-off, exchange of common stock or other similar unusual or extraordinary transaction where the Company does not survive (or does not survive as a public company), each director’s stock option award will become fully vested and exercisable, unless the Board of Directors determines that the vesting of the options should not be accelerated because it has provided for the substitution, assumption, exchange or other continuation of outstanding options. In addition, the Board of Directors has the discretion to accelerate the vesting of each director’s stock option award in connection with a change in control as defined in the 2004 Plan. Any options that become vested in connection with a corporate transaction described above (including a change in control) generally must be exercised prior to the transaction, or they will be “cashed-out” and terminated in connection with the transaction.

Each continuing non employee director’s stock option award was granted under, and is subject to the terms of, the 2004 Plan. With respect to awards to directors, the plan is administered by the Board of Directors, and the Board of Directors has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding stock options to reflect the corporate transactions described above. Directors are not entitled to any dividend equivalent rights on their stock option awards, and stock option awards are generally only transferable to a beneficiary of a director upon his death or as approved by the Board of Directors.

Initial Grants.  Each non-employee director who is newly appointed to the Board of Directors is entitled to a one-time award of 6,000 stock options on the date he or she is first appointed. Non-employee directors’ initial stock option awards become vested in the same manner and according to the same vesting schedule described above for annual grants, and otherwise have the same material terms as annual stock option awards described above.

Elective Grants.  Each non-employee director is given the option to elect to forego his or her annual board retainer (but not other cash fees) and receive an award of stock options instead. These stock options are granted on the date the annual board retainer otherwise would have been paid. The stock option award is equal to that number of shares of common stock determined by dividing the amount of the annual board retainer by the fair market value of a share of our common stock on the grant date, and multiplying the result by two. These elective options are fully vested on the grant date and may be exercised for three years after the director’s service on the board terminates. Otherwise, these elective options have the same material terms as annual stock option awards described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no report on Form 5 was required for such persons, we believe that, for the reporting period covering our 2007 fiscal year, our executive officers and directors complied with all their reporting requirements under Section 16(a) for such fiscal year.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the Company’s principal executive and principal financial officers, and to our three other most highly compensated individuals who were serving as executive officers at the end of our 2007 fiscal year. These individuals are referred to as the “Named Officers” in this Proxy Statement.

The Company’s current executive compensation programs are determined and approved by the Corporate Governance, Nominating, and Compensation Committee (the “CGN&C Committee”). None of the Named Officers are members of the CGN&C Committee. The CGN&C Committee takes into account the Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. For example, the CGN&C Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts for the Company’s other executive officers for fiscal 2007. The other Named Officers do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Officers.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, motivate, reward and retain high caliber talent; (2) create a meaningful direct relationship between pay and performance; and (3) create appropriate incentives for the executives to maximize stockholder value over time. In structuring our current executive compensation programs, we are guided by the following basic philosophies:

•	“At Risk” Compensation. A significant portion of each executive’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term business objectives, including retaining our team oriented culture.

•	Competitive Compensation. The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.

•	Alignment with Stockholder Interests. Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

As described in more detail below, the material elements of our current executive compensation programs for Named Officers include a base salary, an annual incentive compensation opportunity, a long-term equity incentive opportunity, perquisites and potential severance and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below.

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	• Attract, motivate, reward and retain high caliber talent
Annual Incentive Compensation Opportunity	• Directly link pay to performance • Incentivize creation of stockholder value
Long-Term Equity Incentives	• Incentivize creation of stockholder value • Directly link pay to performance • Attract, motivate, reward and retain high caliber talent
Perquisites	• Attract, motivate, reward and retain high caliber talent
Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high caliber talent

The individual compensation elements are intended to create a total compensation package for each Named Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group. In 2006, with the help of Mercer Human Resource Consulting, we selected the following twelve companies as our peer group companies for our 2006 fiscal year: BearingPoint, Inc., Robert Half International, Inc., Hewitt Associates, Inc., MPS Group, Inc., Watson Wyatt Worldwide, Inc., KForce, Inc., Navigant Consulting, Inc., Korn/Ferry International, FTI Consulting, Inc., Heidrick & Struggles International, CRA International, Inc., and Huron Consulting Group, Inc. In fiscal year 2007, the CGN&C Committee determined that it would continue to rely on the peer review performed in 2006 for purposes of fiscal year 2007 compensation. We believe that these peer group companies are comparable either in terms of product or industry, revenue levels, market capitalization or business model delivery. We believe these peer group companies, which are generally publicly-traded professional services companies, compete with us for executive talent and provide relevant comparative compensation data for the Company. Our benchmarking process generally involved comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to the Named Officers to similar compensation opportunities provided to comparable executives at our peer group companies. Based on this analysis and other information, we believe that we have crafted a fair and equitable compensation plan for our Named Officers.

Current Executive Compensation Program Elements

Base Salaries

Each of our Named Officers, except Ms. Duchene and Mr. Cherbak, is employed pursuant to the terms of an employment agreement that establishes his or her minimum base salary. This minimum base salary may be increased by the Company from time to time in its discretion, but may not be decreased below the initial amount specified in the employment agreement. (Although Ms. Duchene and Mr. Cherbak are not employed pursuant to an employment agreement, the Company does not intend to decrease current base salary for either.) The CGN&C Committee generally reviews the base salaries for each Named Officer on an annual basis to determine whether any merit-based or cost of living adjustments are appropriate. In determining whether base salary increases for fiscal 2007 were appropriate, we considered the base salary increases awarded to our other employees, each Named Officer’s length of service, our performance and growth, a subjective determination of each Named Officer’s past performance and expected future contributions, and the base salaries and total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data). Each of the Named Officers received a base salary increase of 6% for fiscal 2007. The Summary Compensation Table — Fiscal 2007 below shows the base salary paid to each Named Officer for fiscal 2007. In the 2006 benchmarking study, Mercer reported opined that the Named Officer’s’ base salaries were approximately 20% below the median for our peer group companies.

Annual Incentive Compensation Opportunity

None of the Named Officers is entitled to a pre-set fixed minimum annual or target bonus pursuant to their employment agreements or otherwise. Instead, as in prior years, the CGN&C Committee established an executive incentive bonus plan for our 2007 fiscal year that the Named Officers were eligible to participate in and receive an annual incentive compensation opportunity under. The executive incentive bonus plan sets forth each Named Officer’s target annual incentive compensation opportunity and the overall bonus structure and mechanics for the fiscal year. The CGN&C Committee set each Named Officer’s target and maximum annual incentive compensation opportunity for our 2007 fiscal year as a percentage of his or her base salary. The Named Officer’s target and maximum bonus percentages were generally determined based on several factors, including comparable bonus opportunities in effect at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives, and the Company’s objective of creating appropriate incentives to maximize stockholder value. Mr. Murray’s fiscal 2007 target annual incentive compensation opportunity was set at 65% of his base salary, and his maximum incentive compensation opportunity was set at 200% of his base salary. The fiscal 2007 target annual incentive compensation opportunity for the other Named Officers was set at 50% of their respective base salaries, while their maximum incentive compensation opportunities were equal to 150% of their respective base salaries. In the 2006 benchmarking study, Mercer reported that the Named Officers’ target annual incentive compensation opportunities were approximately 35% below the median for our peer group companies.

Under the executive incentive bonus plan, each Named Officer’s annual incentive compensation opportunity has a quantitative component and a discretionary component. 75% of each Named Officer’s target annual incentive compensation opportunity becomes earned based on quantitative financial performance measures tied to revenue and net income growth. The Company selected these performance measures because we believe they are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer and communicate. The remaining 25% of each Named Officer’s target annual incentive compensation opportunity becomes earned based on discretionary factors determined by the Committee. Such factors include the Company’s financial performance for the year against plan, the individual Named Officer’s performance for the year, whether any Named Officer completed any special projects or transactions during the year and other qualitative performance assessments. The Company believes this mix of predominantly quantitative components coupled with a smaller discretionary component allows the Company to achieve its compensation objectives.

The amounts paid to each Named Officer in respect of the quantitative component of his or her annual incentive compensation opportunity are presented in Column (g) of the Summary Compensation Table — Fiscal

2007 below. The amounts paid to each Named Officer in respect of the discretionary component of his or her annual incentive compensation opportunity are presented in Column (d) of the Summary Compensation Table — Fiscal 2007 below. Mr. Murray’s actual annual incentive compensation payout was equal to 230% of his target amount, Mr. Giusto’s and Mr. Cherbak’s were equal to 220% of their target amount, and the incentive compensation payouts for Mmes. Ferguson and Duchene were 228% of their respective target amounts.

Long-Term Equity Incentive Awards

The Company’s view is that the Named Officers’ long-term compensation should be directly linked to the value provided to our stockholders. The Named Officers’ long-term compensation is currently awarded in the form of nonqualified stock options having an exercise price equal to the closing price of the Company’s common stock on the grant date. Stock options are our preferred equity award because the options will not have any value unless the shares of the Company’s common stock appreciate in value following the grant date. The Company’s shareholder-approved 2004 Plan permits us to grant restricted shares or units and other “full value” awards. However, we have used these types of awards only occasionally, typically in special circumstances such as the grant of restricted shares to Mr. Cherbak last year in connection with his commencement of employment with us. We currently favor the use of stock options over time-vested restricted shares or units because our stock option grants put more compensation “at risk” and provide for real return to the Company. In order to maximize the Company’s tax deduction in respect of employee stock options, the Company’s policy is currently only to grant nonqualified options where the “spread” value on exercise is generally deductible by the Company. Incentive stock options, where this same spread value is generally not deductible, are not currently being granted even though these awards are permitted to be granted under the 2004 Plan.

Stock option grants to our Named Officers typically vest in a series of installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the Named Officers to remain in our employ, and also focuses the Named Officers on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period together with annual grants expected to be made in successive years helps create a long-term incentive and strikes an appropriate balance between the interests of the Company, our stockholders and the individual Named Officers in terms of the incentive, value creation and compensatory aspects of these equity awards.

We considered several factors when determining the size of each Named Officer’s fiscal 2007 stock option award. These factors included (i) the Company’s and the individual Named Officer’s performance during our 2006 fiscal year, (ii) the total cash compensation paid to the Named Officers in our 2006 fiscal year, (iii) the number and value of options previously granted, (iv) dilution effects on our stockholders and ensuring that an appropriate number of shares would be available for option awards to less-senior employees, (v) the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data) and (vi) ensuring that the Named Officers were provided with total long-term equity compensation and total compensation amounts that we thought were appropriate and competitive. In the 2006 benchmarking study, Mercer reported that the value of the Named Officers’ stock option awards were approximately 25% above the median long-term incentive award for our peer group companies. This is consistent with our compensation objectives of paying for performance and putting a significant portion of total compensation “at risk.” The number of options granted to each Named Officer during fiscal 2007 and the grant-date fair value of these options as determined under FAS 123R for purposes of the Company’s financial statements is presented in the “Grants of Plan-Based Awards in Fiscal 2007” table below. A description of the material terms of the fiscal 2007 stock option awards is presented in the narrative section following the “Grants of Plan-Based Awards in Fiscal 2007” table below.

Perquisites

The Company provides certain perquisites and personal benefits to the Named Officers. Perquisites provided to one or more Named Officers include an automobile allowance. We believe that perquisites and personal benefits are often a tax-advantaged way to provide the Named Officers with additional annual compensation that supplements their other compensation opportunities, and therefore treat perquisites as another component of annual compensation that is merely paid in a different form. The perquisites and personal benefits paid to each Named Officer in fiscal 2007 are reported in the Summary Compensation Table — Fiscal 2007 below, and are explained in more detail in footnote (4) thereto.

Severance and Other Benefits

The Company believes that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry that we operate in, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of foregoing an opportunity with another company. Pursuant to their employment agreements, or offer letter, as applicable, Messrs. Murray, Giusto, Cherbak and Ms. Ferguson will be entitled to severance payments if their employment is terminated by the Company without cause (and Messrs. Murray, Giusto and Ms. Ferguson will also be entitled to lesser severance benefits if their employment terminates because of their death or disability). The level of each Named Officer’s severance benefits differs because, consistent with our objective of utilizing severance benefits to attract and retain executives, we generally provide each Named Officer with amounts and types of severance benefits that we believe will permit us to attract and/or continue to employ the individual Named Officer. For example, our Chief Executive Officer is entitled to greater severance benefits than our other Named Officers because of the value he brings in his role as our principal executive officer.

Under their employment agreements, Messrs. Murray, Giusto and Ms. Ferguson will also be entitled to their severance benefits if their employment is terminated by them for a good reason. The good reason definition in each Named Officer’s employment agreement is different, however, we believe that, except as described below, each Named Officer would only have a good reason to resign if the Company reduces or diminishes the officer’s compensation, position or work location in a manner that would result in a constructive termination of that Named Officer’s employment. Mr. Giusto and Ms. Ferguson would have a good reason to terminate their employment if either Mr. Murray or certain other individuals ceased serving as the Company’s Chief Executive Officer. However, if Mr. Murray were to resign voluntarily (other than for good reason) or if his employment terminates because of his death or disability, the amount of Mr. Giusto’s and Ms. Ferguson’s severance benefits would be cut in half.

The Named Officers will generally not be entitled to any enhanced severance benefits upon or in connection with the occurrence of a change in control. However, Mr. Murray is reimbursed for the full amount of any excise taxes imposed on his severance payments and any other payments under Section 4999 of the Internal Revenue Code. We have provided Mr. Murray with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of his severance protections without factoring in the adverse tax effects that may result under Section 4999 of the Internal Revenue Code. The excise tax gross-up is intended to make Mr. Murray whole for any adverse tax consequences he may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of his severance protections that we have determined to be appropriate. The other Named Officers are not entitled to any similar gross-up payments.

Section 162(m) Policy

Under current IRS guidance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation’s chief executive officer and other three most highly compensated executive officers (not including the principal financial officer). However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain other requirements are met. To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Action will be taken to qualify most compensation approaches to ensure deductibility, except in those limited cases in which the Committee believes stockholder interests are best served by retaining flexibility. In such cases, the Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. We have intended to structure stock option grants to the Company’s executive officers under the 2004 Plan as qualifying performance-based compensation for Section 162(m) purposes. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

The following report of the Corporate Governance, Nominating and Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The CGN&C Committee has certain duties and powers as described in its Charter. The CGN&C Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by NASDAQ listing standards.

The CGN&C Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the CGN&C Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

The Corporate Governance, Nominating and Compensation Committee of the Board of Directors

Thomas Christopoul, Chairperson
A. Robert Pisano
Jolene Sykes Sarkis

CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

All of the CGN&C Committee members whose names appear on the CGN&C Committee Report above served as members of the CGN&C Committee during all of our 2007 fiscal year. No current member of the Committee is a current or former executive officer or employee of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a CGN&C Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the CGN&C Committee during our 2007 fiscal year.

SUMMARY COMPENSATION TABLE — FISCAL 2007

The following table presents information regarding compensation of our Named Officers for services rendered during fiscal 2007.

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($) (1)	($)(2)	($)(2)	($)(3)	Earnings	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Donald B. Murray	2007	583,000	291,500	-0-	1,027,211	379,779	-0-	12,036	2,293,526
Chief Executive Officer(5)
Stephen J. Giusto	2007	318,000	109,250	-0-	342,404	156,713	-0-	12,036	938,403
Chief Financial Officer(5)(6)
Karen M. Ferguson	2007	318,000	119,250	-0-	342,404	156,713	-0-	12,036	948,403
Executive Vice President and President, North American Operations(5)
Kate W. Duchene	2007	318,000	119,250	-0-	342,404	156,713	-0-	2,475	938,842
Executive Vice President of Human Relations and Chief Legal Officer
Anthony Cherbak	2007	318,000	109,250	119,750	221,563	156,713	-0-	-0-	925,276
Executive Vice President of Operations(7)

(1)	The amounts reported in Column (d) above represent amounts payable in respect of the discretionary component of the Named Officers’ annual incentive compensation opportunity which were earned during fiscal year 2007 and paid in fiscal year 2008.

(2)	The amounts reported in Column (e) and Column (f) above reflect the aggregate dollar amounts recognized for stock and option awards for financial statement reporting purposes with respect to fiscal 2007 grants only (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see (i) the discussion of option and restricted stock awards contained in Note 14 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-Ks for prior fiscal years as to the option and restricted stock awards granted in those years, each of which notes is incorporated herein by reference.

(3)	The amounts reported in Column (g) above represent amounts payable in respect of the quantitative component of the Named Officers’ annual incentive compensation opportunity which were earned during fiscal year 2007 and paid in fiscal year 2008.

(4)	The amounts reported in Column (i) for Mr. Murray include an automobile allowance of $9,000.00 and a matching contribution under the Company’s 401(k) plan of $3,036.00. The amounts reported for Mr. Giusto include an automobile allowance of $9,000.00 and a matching contribution under the Company’s 401(k) plan of $3,036.00. The amounts reported for Ms. Ferguson include an automobile allowance of $9,000.00 and a matching contribution under the Company’s 401(k) plan of $3,036.00. The amounts reported for Ms. Duchene reflects a matching contribution under the Company’s 401(k) plan of $2,475.00.

(5)	Messrs. Murray and Giusto and Ms. Ferguson serve on the Company’s Board of Directors, but do not receive any separate compensation for their service on the Board of Directors.

(6)	On August 14, 2007, Mr. Giusto indicated his intention to resign from the Company and its Board of Directors to pursue other interests. At this time, we anticipate that Mr. Giusto will depart from the Company by October 1, 2007.

(7)	On August 14, 2007, Mr. Cherbak was appointed as acting Chief Financial Officer of the Company. The Company has also commenced a search for a permanent replacement for Mr. Giusto.

Compensation of Named Officers

The Summary Compensation Table — Fiscal 2007 above quantifies the value of the different forms of compensation earned by or awarded to our Named Officers during our 2007 fiscal year. The primary elements of each Named Officer’s total compensation reported in the table are base salary, an annual incentive compensation opportunity (which has both a discretionary component and a quantitative component) and long-term equity incentives consisting of stock options, and for Mr. Cherbak, shares of restricted stock granted during our 2006 fiscal year in connection with his commencement of employment. Named Officers also earned or were paid the other benefits listed in Column (i) of the Summary Compensation Table — Fiscal 2007, as further described in footnote (4) to the table.

The Summary Compensation Table — Fiscal 2007 should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Officer’s base salary and the discretionary component of his or her annual incentive compensation opportunity is provided immediately following this paragraph. The Grants of Plan-Based Awards in Fiscal 2007 table, and the description of the material terms of the nonqualified stock options granted in fiscal 2007 and of the quantitative component of Named Officers’ annual incentive compensation opportunity that follows it, provides information regarding the stock options and incentive bonus opportunities awarded to Named Officers during our 2007 fiscal year. The Outstanding Equity Awards at Fiscal 2007 Year-End and Option Exercises and Stock Vested in Fiscal 2007 tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Officers under certain circumstances.

Description of Base Salary and Bonus Amounts

Base Salary.  Each of the Named Officers, except Ms. Duchene and Mr. Cherbak is employed by the Company pursuant to the terms of an employment agreement. The employment agreements for each of these Named Officers establish his or her minimum base salary. For example, Mr. Murray’s employment agreement provides for an initial base salary of $550,000 per year. Mr. Murray’s base salary may be increased by the Company from time to time in its discretion, but may not be decreased below the initial amount specified in his employment agreement. The other Named Officers’ employment agreements work similarly, as they each specify an initial base salary that may be increased in the Company’s discretion, but which may not be decreased. Ms. Duchene and Mr. Cherbak are not employed pursuant to an employment agreement, however, like the other Named Officers, the Company does not intend to reduce their base salary below their current level. As discussed in more detail in the Compensation Discussion and Analysis, our CGN&C Committee reviews each Named Officer’s base salary on at least an annual basis to determine whether any increase in base salary is warranted. In making its determination, the CGN&C Committee considers the factors discussed above under “Compensation Discussion and Analysis — Current Executive Compensation Program Elements.” Each Named Officer’s base salary for the Company’s 2007 fiscal year was the amount reported for the officer in the Summary Compensation Table above.

Discretionary Component of Bonus.  As discussed in more detail in the Compensation Discussion and Analysis, each Named Officer’s annual incentive compensation opportunity has a quantitative component and a discretionary component. For the Company’s 2007 fiscal year, 25% of each Named Officer’s target annual incentive compensation opportunity became payable based on discretionary factors determined by the Committee, which factors generally took into account both the Company’s and the Named Officer’s performance during the year. For the Company’s 2007 fiscal year, the actual amounts paid in respect of the discretionary component of the Named Officer’s annual incentive compensation opportunity were approved by the Committee after the end of the fiscal year and are reported in the “bonus” column of the Summary Compensation Table above. In accordance with SEC rules, we have reported amounts paid in respect of the quantitative component of the Named Officers’ annual incentive compensation opportunity as “non-equity incentive plan compensation,” and have included a narrative description of the material terms of this component of the bonus opportunity following the Grants of Plan-Based Awards in Fiscal 2007 table below.

The sum of Messrs. Murray’s, Giusto’s, Cherbak’s and Mmes. Ferguson’s and Duchene’s base salaries plus the amounts payable in respect of the discretionary component of their annual incentive compensation opportunity represented 38.1%, 45.3%, 46.2%, 46.1% and 46.6% of their respective total compensation amounts reported in the Summary Compensation Table. These percentages would be higher if payments in respect of the quantitative component of the annual incentive compensation opportunity were also included.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

The following table presents information regarding the (i) nonqualified stock options that were granted to the Named Officers during our 2007 fiscal year under our 2004 Performance Incentive Plan and (ii) potential threshold, target and maximum amounts payable in respect of the quantitative component of the Named Officers’ annual incentive compensation opportunity for our 2007 fiscal year. The material terms of each of these compensation opportunities are described below.

						All Other
						Option
						Awards:	Exercise	Grant Date
		Estimated Future Payouts			All Other Stock	Number of	or Base	Fair Value
		Under Non-Equity			Awards: Number	Securities	Price of	of Stock and
		Incentive Plan Awards(1)			of Shares of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Stock or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Donald B. Murray	2/1/07	87,450	291,500	874,500	-0-	67,500	31.80	1,134,000
Stephen J. Giusto	2/1/07	34,980	120,840	357,750	-0-	22,500	31.80	378,000
Karen M. Ferguson	2/1/07	34,980	120,840	357,750	-0-	22,500	31.80	378,000
Kate W. Duchene	2/1/07	34,980	120,840	357,750	-0-	22,500	31.80	378,000
Anthony Cherbak	2/1/07	34,980	120,840	357,750	-0-	22,500	31.80	378,000

(1)	Amounts reported represent the potential amounts payable for our 2007 fiscal year in respect of the quantitative component of the Named Officers’ annual incentive compensation opportunity at threshold, target and maximum performance levels. The actual amounts payable to each Named Officer for our 2007 fiscal year in respect of this component of his or her annual incentive compensation opportunity are reported in Column (g) (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table above.

(2)	For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of nonqualified option awards contained in Note 14 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

Description of Plan-Based Awards

Nonqualified Options.  Each stock option granted during fiscal 2007 may be exercised to purchase one share of our common stock at an exercise price equal to the fair market value of the underlying common stock on the grant date. Each Named Officer’s stock option award has an ordinary term of ten years, and is subject to a four-year vesting period. Subject to each Named Officer’s continued employment, one-fourth of his or her stock option award will vest and become exercisable on each of the first four anniversaries of the grant date. If a Named Officer’s employment terminates for any reason, the unvested portion of his or her stock option award will immediately terminate. Vested options will generally remain outstanding and exercisable for three months after a Named Officer’s termination of employment, although this period is extended to 12 months if the termination of employment is because of death, total disability or retirement, and is reduced to 30 days if the termination of employment is because of the Named Officer’s voluntary resignation. Any vested options that are not exercised within the applicable post-termination of employment exercise window will terminate, and both vested and unvested options will immediately terminate upon a Named Officer’s termination of employment for cause.

If there is a corporate transaction such as a dissolution, recapitalization, merger, combination, reorganization, spin-off, exchange of common stock or other similar unusual or extraordinary transaction where the Company does not survive (or does not survive as a public company), each Named Officer’s stock option award will become fully vested and exercisable, unless the Committee determines that the vesting of the options should not be accelerated because it has provided for the substitution, assumption, exchange or other continuation of outstanding options. In addition, the Committee has the discretion to accelerate the vesting of each Named Officer’s (and other employees’) stock option award in connection with a change in control as defined in the 2004 Performance Incentive Plan. Any options that become vested in connection with a corporate transaction described above (including a change in control) generally must be exercised prior to the transaction, or they will be “cashed-out” and terminated in connection with the transaction. The accelerated vesting of the stock option awards granted to all Named Officers other than Mr. Murray is subject to the 2004 Performance Incentive Plan’s general parachute payment limitation. The 2004 Performance Incentive Plan provides that, unless otherwise provided in a different agreement, if any accelerated option vesting under the plan in connection with a change in control would be considered a non-deductible parachute payment under Section 280G of the Internal Revenue Code, then the accelerated option vesting will not occur so that the Company may preserve its full tax deduction for the options.

Each Named Officer’s stock option award was granted under, and is subject to the terms of, the 2004 Performance Incentive Plan. The Plan is administered by the Committee, and the Committee has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding stock options to reflect the corporate transactions described above, and making provision to ensure that participants satisfy any required withholding taxes.

The Named Officers are not entitled to any dividend equivalent rights on their stock option award, and stock option awards are generally only transferable to a beneficiary of a Named Officer upon his death or as approved by the Committee.

Quantitative Component of Bonus.  As discussed in more detail in the Compensation Discussion and Analysis, for our 2007 fiscal year, Mr. Murray had a target annual incentive compensation opportunity equal to 65% of his base salary, while the other Named Officers had a target annual incentive opportunity equal to 50% of their respective base salaries. 75% of each Named Officer’s target annual incentive compensation opportunity became payable based on quantitative financial performance measures tied to revenue and net income growth. The Company considers the specific revenue and net income targets to be confidential commercial and financial information, the disclosure of which could result in competitive harm to the Company; however, the Company believes that the targets, while difficult to attain, were reasonably attainable if the Company achieved its planned performance objectives for the year. The Company must achieve at least 85% of the annual revenue target for the Named Officers to receive any payment in respect of the quantitative component of their annual incentive compensation opportunity. If this revenue threshold is achieved, then 50% of the quantitative component will become payable based on the Company’s annual revenue performance and the other 50% will become payable based on the Company’s annual net income performance. For each quantitative performance measure, a threshold payment will be made at Company performance levels equal to 85% of the target amounts listed above, the target payment will be made if the Company achieves the target performance levels, and the maximum payment will be made if the Company achieves performance levels equal to 140% or more of the target performance levels. For each performance measure, the threshold payout is equal to 30% of the target annual incentive compensation opportunity attributable to the performance measure, the target payout is equal to 100% of such target amount attributable to the performance measure and the maximum payout is equal to 300% of the target amount attributable to the performance measure. The amounts payable for performance levels in between the threshold, target and maximum performance levels are determined based on straight line interpolation. The Grants of Plan Based Awards table above shows the potential amounts that were payable for our 2007 fiscal year in respect of the quantitative component of the Named Officers’ annual incentive compensation opportunity, assuming the revenue and net income performance measures were each attained at threshold, target and maximum performance levels. The actual amounts paid in respect of the quantitative component of the Named Officers’ annual incentive compensation opportunity for the Company’s 2007 fiscal year are reported in the “non-equity incentive plan compensation” column of the Summary Compensation Table above.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of our 2007 fiscal year on May 31, 2007.

	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option	Option	Stock that	Units of Stock
	Options	Options	Exercise	Expiration	Have not	that Have not
	(#)	(#)	Price	Date	Vested	Vested
Name	Exercisable(1)	Unexercisable(2)	($)	(3)	(#)(4)	($)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Donald B. Murray	20,000	0	$8.82	1/10/2011
	150,000	0	$14.33	4/1/2012
	75,000	0	$8.27	2/14/2013
	56,250	18,750	$11.96	7/30/2013
	112,500	37,500	$15.38	2/23/2014
	37,500	37,500	$24.46	2/10/2015
	18,750	56,250	$27.41	2/17/2016
	0	67,500	$31.80	2/1/2017
Stephen J. Giusto	40,000	0	$8.82	1/10/2011
	50,000	0	$14.33	4/1/2012
	25,000	0	$8.27	2/14/2013
	18,750	6,250	$11.96	7/30/2013
	37,500	12,500	$15.38	2/23/2014
	12,500	12,500	$24.46	2/10/2015
	6,250	18,750	$27.41	2/17/2016
	0	22,500	$31.80	2/1/2017
Karen M. Ferguson	40,000	0	$8.82	1/10/2011
	50,000	0	$14.33	4/1/2012
	25,000	0	$8.27	2/14/2013
	18,750	6,250	$11.96	7/30/2013
	37,500	12,500	$15.38	2/23/2014
	12,500	12,500	$24.46	2/10/2015
	6,250	18,750	$27.41	2/17/2016
	0	22,500	$31.80	2/1/2017
	0	0	$1.50	12/1/2009
Kate W. Duchene	40,000	0	$8.82	1/10/2011
	25,000	0	$8.27	2/14/2013
	18,750	6,250	$11.96	7/30/2013
	37,500	12,500	$15.38	2/23/2014
	12,500	12,500	$24.46	2/10/2015
	6,250	18,750	$27.41	2/17/2016
	0	22,500	$31.80	2/1/2017
Anthony Cherbak	6,250	18,750	$23.49	7/1/2015
					20,000	645,200
	0	22,500	$31.80	2/1/2017

(1)	All exercisable options are currently vested.

(2)	All unexercisable options are currently unvested. Subject to each Named Officer’s continued employment, these options ordinarily become vested over a four-year period, with one-fourth of each option grant becoming vested on each of the first four anniversaries of the grant date. As described in the “Potential Payments Upon Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with certain corporate transactions (including a change in control) or certain terminations of employment.

(3)	The expiration date shown is the normal expiration date occurring on the tenth anniversary of the grant date, and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Officer’s termination of employment or in connection with certain corporate transactions, including a change in control.

(4)	Mr. Cherbak’s restricted stock award becomes vested in five substantially equal annual installments on the first five anniversaries of the grant date, subject to his continued employment through each vesting date.

(5)	The aggregate market value of outstanding restricted stock awards is based on the closing price of the Company’s common stock on May 31, 2007.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

The following table presents information regarding the exercise of stock options by the Named Officers during our 2007 fiscal year, and on the vesting during our 2007 fiscal year of restricted stock awards held by the Named Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)

Donald B. Murray	-0-	-0-	-0-	-0-
Stephen J. Giusto	-0-	-0-	-0-	-0-
Karen M. Ferguson	-0-	-0-	-0-	-0-
Kate W. Duchene	135,000	$3,404,030.	-0-	-0-
Anthony Cherbak	-0-	-0-	5,000	$121,550

(1)	The dollar amounts shown for stock options in Column (c) above equal the differences between (i) the per-share closing price of our common stock on the exercise date and (ii) the exercise price of those options.

(2)	The dollar amounts shown for restricted stock awards in Column (e) above are determined by multiplying (i) the number of shares of restricted stock becoming vested by (ii) the per-share closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the Named Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company. For purposes of this section, we have assumed that (i) the price per share of the Company’s common stock is equal to the closing price per share on May 31, 2007, (ii) outstanding stock options and restricted shares are substituted or assumed in connection with certain unusual or extraordinary transactions ( including a change in control) where the Company does not survive, and the CGN&C Committee does not exercise any discretion to otherwise accelerate the vesting of outstanding awards in connection with a change in control, and (iii) the value of any stock options or shares of restricted stock that may be accelerated is equal to the full value of such awards (i.e., the full “spread” value for stock options and the full closing price per share on May 31, 2007 for restricted stock awards). In the event that outstanding stock options or restricted shares are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (including change in control transactions), the Named Officers and our other employees would generally be entitled to full vesting of these awards in advance of such awards being terminated in connection with the transaction.

Donald B. Murray.  Mr. Murray’s employment agreement provides for certain benefits to be paid to him if his employment terminates for one of the reasons described below. If Mr. Murray’s employment terminates during the term of his employment agreement due to his permanent disability or death, he (or his estate) will be entitled to a pro-rata portion of his target annual incentive compensation opportunity for the fiscal year and to full vesting of any outstanding stock option and restricted stock awards. Any pro-rata payment in respect of Mr. Murray’s target incentive bonus will be paid by the Company following the end of its fiscal year, and at the same time that other executives’ annual incentive bonuses are paid. Mr. Murray will also be entitled to receive any death and disability benefits provided under the Company’s benefit plans.

If during the term of Mr. Murray’s employment agreement, his employment is terminated by us without cause or by him for a “good reason,” he will be entitled to receive (i) a lump-sum cash payment within ten business days equal to 300% of his then applicable base salary and 100% of his target annual incentive compensation opportunity for the fiscal year, (ii) continued participation in the Company’s group health insurance plans for up to three years at the Company’s expense, and (iii) full vesting of all of his outstanding stock option and restricted stock awards. The Company’s decision not to renew Mr. Murray’s employment agreement at the end of its then current term will also be treated as a termination without cause. Subject to the Company’s cure rights, Mr. Murray would have a “good reason” to terminate his employment if (a) he is required to relocate outside the Orange County, California area, (b) the Company failed to provide him with the compensation and benefits specified in his employment agreement or materially breached his employment agreement, (c) he is assigned to a position other than Chief Executive Officer, (d) if the Company employed another person who is not subordinate to Mr. Murray or reports directly to the Board of Directors, or (e) the Company substantially diminished his assignment, duties, responsibilities or operating authority.

Mr. Murray will not be entitled to any enhanced severance benefits if a change in control of the Company occurs. However, the Company has agreed to provide Mr. Murray with a “gross up” payment to compensate him for any excise taxes imposed under Section 4999 of the Internal Revenue Code in connection with a change in control.

Mr. Murray’s employment agreement restricts him from interfering with the Company’s business relationships during his employment and for two years after his employment terminates. Mr. Murray’s agreement also prohibits him from soliciting the Company’s employees and consultants during his employment and for two years after his employment terminates, and from disclosing the Company’s confidential information at any time.

Stephen J. Giusto and Karen M. Ferguson.  Mr. Giusto’s and Ms. Ferguson’s employment agreements each provide for certain benefits to be paid to them if their employment terminates for one of the reasons described below. Upon a termination of employment due to permanent disability or death during the term of their employment agreements, Mr. Giusto and Ms. Ferguson (or their estates) will each be entitled to a pro-rata portion of their target annual incentive compensation opportunity for the fiscal year and to full vesting of any outstanding restricted stock awards. Any pro-rata payment in respect of their target incentive bonuses will be paid by the Company following the end of its fiscal year, and at the same time that other executives’ annual incentive bonuses are paid. Mr. Giusto and Ms. Ferguson will also be entitled to receive any death and disability benefits provided under the Company’s benefit plans.

Upon a termination of employment by us without cause or by Mr. Giusto or Ms. Ferguson for a “good reason” during the term of their employment agreements, each will be entitled to receive (i) a cash payment equal to 200% of his or her then applicable base salary and 100% of his or her target annual incentive compensation opportunity for the fiscal year, and (ii) continued participation in the Company’s group health insurance plans for up to two years at the Company’s expense. In addition, Ms. Ferguson will be entitled to reimbursement of her relocation expenses for a move back to California, up to a maximum of $100,000. The cash severance payment is payable in two equal installments, with the first installment payable within ten business days after termination of employment and the second installment payable with interest on the first anniversary of the date of termination of employment. The Company’s decision not to renew Mr. Giusto’s or Ms. Ferguson’s employment agreement at the end of its then current term will also be treated as a termination without cause. Subject to the Company’s cure rights, Mr. Giusto and Ms. Ferguson would each have a “good reason” to terminate employment if (a) he or she is required to relocate outside the Orange County, California (Mr. Giusto) or New York, New York areas (Ms. Ferguson), (b) the Company failed to provide him or her with the compensation and benefits specified in their employment agreements or materially breached their employment agreements, (c) the Company substantially diminished his or her assignment, duties, responsibilities, operating authority or reporting relationship to the Chief Executive Officer, or (d) Mr. Murray, Brent Longnecker or one of the Company’s initial founders is not the Company’s Chief Executive Officer reporting directly to the Board of Directors. If good reason is triggered solely because of Mr. Murray’s termination as the Company’s Chief Executive Officer and Mr. Murray’s termination occurs other than by us without cause or by Mr. Murray for a good reason, then Mr. Giusto’s and Ms. Ferguson’s cash severance benefits will be reduced by one-half.

Mr. Giusto’s and Ms. Ferguson’s employment agreements restrict them from competing with the Company during their employment and for two years thereafter (although Ms. Ferguson’s non-competition restriction will only last for one year after her termination of employment if she is terminated by us without cause or terminates her own employment for a good reason). If either Mr. Giusto or Ms. Ferguson breaches this non-competition restriction, they will not receive the second installment of their severance payment described above. Mr. Giusto’s and Ms. Ferguson’s agreements also prohibit them from soliciting the Company’s employees and consultants during their employment and for two years after their employment terminates, and from disclosing the Company’s confidential information at any time.

Anthony Cherbak.  Mr. Cherbak’s offer letter, which was entered into on April 14, 2005, provides that if his employment is terminated by us without cause during the first 36 months of employment, he will receive a lump-sum cash payment equal to 100% of his then applicable base salary. If Mr. Cherbak’s employment is terminated by us without cause after his twelfth month of employment and before his sixtieth month of employment, he will be entitled to full vesting of the 25,000 stock options and 25,000 shares of restricted stock that he was granted in connection with his commencement of employment with us during 2005.

If Mr. Cherbak’s employment terminates after his sixtieth month of employment, he will not be entitled to receive any severance benefits pursuant to his offer letter.

Kate W. Duchene.  Ms. Duchene is not employed pursuant to an employment or other agreement providing for severance benefits.

The following table lists the estimated amounts that would become payable to the Named Officers if their employment was terminated on May 31, 2007 by us without cause, or in the case of Messrs. Murray, Giusto or Ms. Ferguson, if they terminated their own employment for a “good reason” on this date. For purposes of calculating the value of Mr. Murray’s potential gross-up payment payable in connection with a change in control, we have assumed that the change in control occurred on May 31, 2007 and that Mr. Murray’s employment was terminated by us without cause or by him for a good reason on the same day.

	Estimated
	Total Value
	of Cash	Estimated
	Payments	Total Value
	(Base Salary	of Group			Estimated
	and Annual	Health	Estimated Total	Maximum Value of	Total Value of
	Bonus	Insurance	Value of Equity	Reimbursable	Excise Tax
	Amounts)	Continuation	Acceleration	Relocation Expenses	“Gross Up”
Name	($)(1)	($)	($)	($)	($)

Donald B. Murray	$1,749,000	$52,506	$1,609,988	-0-	-0-
Stephen J. Giusto	$636,000	$27,406	-0-	-0-	-0-
Karen M. Ferguson	$636,000	$27,788	-0-	$100,000	-0-
Kate Duchene	-0-	-0-	-0-	-0-	-0-
Anthony Cherbak	$318,000	-0-	$819,987	-0-	-0-

(1)	The amounts reported for Mr. Giusto and Ms. Ferguson will be reduced by one-half if he or she terminates employment for good reason and good reason is triggered solely because of Mr. Murray’s termination as the Company’s Chief Executive Officer for the reasons described above.

The following table lists the estimated amounts that would become payable to the Named Officers if their employment was terminated due to their death or permanent disability on May 31, 2007.

	Estimated Total	Estimated Total
	Value of Pro-Rated	Value of Equity
	Annual Bonus	Acceleration
Name	($)	($)

Donald B. Murray	-0-	1,609,988
Stephen J. Giusto	-0-	-0-
Karen M. Ferguson	-0-	-0-
Kate Duchene	-0-	-0-
Anthony Cherbak	-0-	-0-

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Treatment of Related Party-Transactions

The Company’s policies and procedures for the review, approval or ratification of related person transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all such disclosable, proposed related person transactions.

Relationship With Spectrum Risk Management & Insurance Services

During fiscal 2007, Blue Shield of California, Blue Cross/Blue Shield of Illinois and Met/Life, the providers of certain of the Company’s employee health and dental insurance plans, paid Spectrum Risk Management & Insurance Services (“Spectrum”) approximately $135,625 for broker services provided in connection with the Company’s employee benefit plans for services during fiscal year 2006, which were not paid until fiscal year 2007. Effective June 1, 2006, Resources engaged a new employee benefits broker, Woodruff Sawyer which has no relationship with management. Spectrum earned an additional $171,181 during fiscal 2007 for broker services provided in connection with the Company’s workers’ compensation and professional liability and associated commercial insurance plans. The brother of Kate Duchene, the Company’s Executive Vice President of Human Relations and Chief Legal Officer, owns a majority interest in Spectrum. The decision to contract with Spectrum was made by the Finance department of the Company, which oversees the procurement of the Company’s insurance services and was approved by the Audit Committee. Ms. Duchene was not involved in the selection process.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of July 31, 2007, for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;

•	each of our directors;

•	each executive officer named on the Summary Compensation Table; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 48,234,146 shares of common stock outstanding as of July 31, 2007.

	Number of Shares	Percentage of Shares
Directors and Named Officers	Beneficially Owned	Outstanding

Donald B. Murray(1)	2,144,285	4.45%
Stephen J. Giusto(2)	620,156	1.29%
Karen M. Ferguson(3)	496,750	1.03%
Kate W. Duchene(4)	240,717	*
Anthony Cherbak(5)	37,500	*
A. Robert Pisano(6)	21,029	*
Jolene Sykes Sarkis(7)	14,147	*
Neil Dimick(8)	9,750	*
Thomas Christopoul(9)	2,250	*
Robert Kistinger(10)	2,250	*
Executive Officers and Directors as a group (10 persons)	3,588,834	7.44%

	Number of Shares	Percentage of
5% Stockholders	Beneficially Owned	Shares Outstanding

T. Rowe Price Associates Inc.(11)	5,659,602	11.73%
Wellington Management Company, LLP(12)	5,418,555	11.23%
TimesSquare Capital Management, LLC(13)	2,678,402	5.55%
AXA Assurances I.A.R.D. Mutuelle(14)	2,667,702	5.53%
Lone Pine(15)	2,616,163	5.42%

*	Represents less than 1%.

(1)	Includes shares owned by Mr. Murray and shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Mr. Murray is the beneficial owner of 488,750 shares of common stock subject to options exercisable within 60 days of July 31, 2007.

(2)	Includes shares owned by Mr. Giusto, beneficially owned by Mr. Giusto in The Giusto Family Income Trust dated 9/12/2000, Michael J. Giusto, Trustee and 2,000 shares owned by the spouse of Mr. Giusto. Mr. Giusto is the beneficial owner of 140,553 shares of common stock subject to options exercisable within 60 days of July 31, 2007.

(3)	Ms. Ferguson is the beneficial owner of 196,250 shares of common stock subject to options exercisable within 60 days of July 31, 2007.

(4)	Ms. Duchene is the beneficial owner of 146,250 shares of common stock subject to options exercisable within 60 days of July 31, 2007.

(5)	Mr. Cherbak is the beneficial owner of 12,500 shares of common stock subject to options exercisable within 60 days of July 31, 2007.

(6)	Mr. Pisano is the beneficial owner of 21,029 shares of common stock subject to options exercisable within 60 days of July 31, 2007.

(7)	Mrs. Sarkis is the beneficial owner of 14,147 shares of common stock subject to options exercisable within 60 days of July 31, 2007.

(8)	Mr. Dimick is the beneficial owner of 9,750 shares of common stock subject to options exercisable within 60 days of July 31, 2007.

(9)	Mr. Christopoul is the beneficial owner of 2,250 shares of common stock subject to options exercisable within 60 days of July 31, 2007.

(10)	Mr. Kistinger is the beneficial owner of 2,250 shares of common stock subject to options exercisable within 60 days of July 31, 2007.

(11)	According to a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc., dated February 14, 2007, T. Rowe Price Associates, Inc. has sole voting power with respect to 1,230,100 shares of common stock and sole dispositive power with respect to 5,659,602 shares of common stock. The address of T. Rowe Price Associates, Inc. listed in the Schedule 13G is 100 East Pratt Street, Baltimore, Maryland 21202.

(12)	According to a Schedule 13G/A filed with the SEC by Wellington Management Company, LLC, dated May 10, 2007, Wellington Management Company, LLP has shared voting power with respect to 4,696,695 shares of common stock and shared dispositive power with respect to 5,348,055 shares of common stock. The address of Wellington Management Company, LLC, listed in the Schedule 13G is 75 State Street, Boston, Massachusetts 02109

(13)	According to a Schedule 13G/A filed with the SEC by TimesSquare Capital Management, LLC, dated February 9, 2007, TimesSquare Capital Management, LLC, has sole voting power with respect to 2,412,502 shares of common stock and sole dispositive power with respect to 2,676,408 shares of common stock. The address of TimesSquare Capital Management, LLC listed in the Schedule 13G is 1177 Avenue of the Americas — 39th Floor, New York, New York 10036.

(14)	According to a Schedule 13G/A filed with the SEC by AXA Assurances I.A.R.D. Mutuelle, dated February 14, 2007, AXA Assurances I.A.R.D. has sole voting power with respect to 2,486,822 shares of common stock and sole dispositive power with respect to 2,667,702 shares of common stock. The address of AXA Assurances I.A.R.D. Mutuelle as listed in the Schedule 13G is 1290 Avenue of the Americas, New York, New York 10104.

(15)	According to a Schedule 13G/A filed with the SEC by Lone Pine Capital, LLC, Lone Spruce, L.P., Lone Balsam, L.P., Lone Sequoia, L.P., Lone Pine Associates LLC, and Stephen F. Mandel, Jr., (collectively “Lone Pine”) dated April 8, 2007, Lone Pine has shared voting power with respect to 2,616,163 shares of common stock and shared dispositive power with respect to 2,616,163 shares of common stock. The address of Lone Pine listed in the Schedule 13G is 2 Greenwich Plaza, Greenwich, Connecticut 06830.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the office of the United States Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the United States Securities and Exchange Commission at 1-800-SEC-0330 for further information. Our United States Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the United States Securities and Exchange Commission at www.sec.gov and on our website at www.resourcesglobal.com.

By order of the Board of Directors,

Kate W. Duchene
Chief Legal Officer and Assistant Secretary

Irvine, California
September 10, 2007

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND
RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE YOUR SHARES
BY TELEPHONE OR USING THE INTERNET

ANNEX A

RESOURCES CONNECTION, INC.
2004 PERFORMANCE INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Resources Connection, Inc. 2004 Performance Incentive Plan (this “Plan”) of Resources Connection, Inc., a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1 The Administrator.  This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2 Powers of the Administrator.  Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a) determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b) grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c) approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d) construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e) cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f) accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g) adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6, and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise of any option;

(h) determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j) acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k) determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3 Binding Determinations.  Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4 Reliance on Experts.  In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5 Delegation.  The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1 Shares Available.  Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2 Share Limits.

4.2.1 Overall Share Limit.  The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(a) 7,500,000 shares of Common Stock, plus

(b) the number of shares of Common Stock available for additional award grant purposes under the Corporation’s 1999 Long Term Incentive Plan (the “1999 Plan”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the 1999 Plan as of the Stockholder Approval Date, plus

(c) the number of any shares subject to stock options granted under the 1999 Plan and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised;

provided that in no event shall the Share Limit exceed the sum of the 7,500,000 shares set forth above, plus the 365,778 shares available under the 1999 Plan for additional award grant purposes as of the Effective Date (as such term is defined in Section 8.6.1), plus the aggregate number of shares subject to options previously granted and outstanding under the 1999 Plan as of the Effective Date).

4.2.2 Full-Value Awards.  Shares issued in respect of any “full-value award” granted under this Plan shall be counted against the Share Limit as two shares for every share actually issued in connection with the award. For purposes of this Section 4.2.2, a “full-value award” includes all awards granted under this Plan except option grants the per share exercise price of which is at least equal to the fair market value of a share of Common Stock at the time of the option grant.

4.2.3 Other Share Limits.  The following limits also apply with respect to awards granted under this Plan:

(a) The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 4,000,000 shares.

(b) The maximum number of shares of Common Stock subject to those options that are granted during any calendar year to any individual under this Plan is 400,000 shares.

(c) The maximum number of shares of Common Stock subject to all awards that are granted during any calendar year to any individual under this Plan is 400,000 shares. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred.

(d) The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to non-employee directors under this Plan is 500,000 shares. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred. For this purpose, a “non-employee director” is a member of the Board who is not an officer or employee of the Corporation or one of its Subsidiaries.

(e) Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

4.2.4 Adjustments.  Each of the numerical limits set forth in Sections 4.2.1 and 4.2.3 is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3 Awards Settled in Cash, Reissue of Awards and Shares.  To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan (or under the 1999 Plan), as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award under this Plan (or under the 1999 Plan), shall not be available for subsequent awards under this Plan. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4 Reservation of Shares; No Fractional Shares; Minimum Issue.  The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. No fewer than 100 shares may be purchased on exercise of any award unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.  AWARDS

5.1 Type and Form of Awards.  The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options.  A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. Except in the case of an option granted pursuant to Section 8.10, the per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs.  To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Other Awards.  The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards granted consistent with Section 5.2 below.

5.2 Section 162(m) Performance-Based Awards.  Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.3 above may be, and options granted to officers and employees with an exercise price not less than the fair market value of a share of Common Stock at the date of grant (“Qualifying Options”) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Award. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator.  The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals.  The specific performance goals for Performance-Based Awards (other than Qualifying Options) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3 Form of Payment; Maximum Performance-Based Award.  Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2.3(b). The maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and cash awards covered by the following sentence) that are granted to any one participant in any one calendar year shall not exceed 200,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $1,500,000. Awards that are cancelled during the year shall be counted against these limits to the extent permitted by Section 162(m) of the Code.

5.2.4 Certification of Payment.  Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion.  The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority.  As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan.

5.3 Award Agreements.  Each award shall be evidenced by a written award agreement in the form approved by the Administrator and executed on behalf of the Corporation and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4 Deferrals and Settlements.  Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5 Consideration for Common Stock or Awards.  The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6 Definition of Fair Market Value.  For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through the NASDAQ National Market Reporting System (the “National Market”) for the date in question or, if no sales of Common Stock were reported by the NASD on the National Market on that date, the last price for a share of Common Stock as furnished by the NASD through the National Market for the next preceding day on which sales of Common Stock were reported by the NASD. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last price for a share of Common Stock as furnished by the NASD through the National Market available on the date in question or the average of the high and low trading prices of a share of Common Stock as furnished by the NASD through the National Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the National Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7 Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer.  Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions.  The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.

5.7.3 Further Exceptions to Limits on Transfer.  The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a) transfers to the Corporation,

(b) the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c) subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d) if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e) the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8 International Awards.  One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.	EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1 General.  The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2 Events Not Deemed Terminations of Service.  Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3 Effect of Change of Subsidiary Status.  For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7.	ADJUSTMENTS; ACCELERATION

7.1 Adjustments.  Upon or in contemplation of: any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the business or assets of the Corporation as an entirety; then the Administrator shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a) proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, or (5) (subject to Sections 7.8 and 8.8.3(a)) the performance standards applicable to any outstanding awards, or

(b) make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. With respect to any award of an ISO, the Administrator may make such an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected participant.

In any of such events, the Administrator may take such action prior to such event to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally. In the case of any stock split or reverse stock split, if no action is taken by the Administrator, the proportionate adjustments contemplated by clause (a) above shall nevertheless be made.

7.2 Automatic Acceleration of Awards.  Upon a dissolution of the Corporation or other event described in Section 7.1 that the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), then each then-outstanding option shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Administrator, with respect to any award to the extent that the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award, or the award would otherwise continue in accordance with its terms, in the circumstances.

7.3 Possible Acceleration of Awards.  Without limiting Section 7.2, in the event of a Change in Control Event (as defined below), the Administrator may, in its discretion, provide that any outstanding option shall become fully vested, that any share of restricted stock then outstanding shall fully vest free of restrictions, and that any other award granted under this Plan that is then outstanding shall be payable to the holder of such award. The Administrator may take such action with respect to all awards then outstanding or only with respect to certain specific awards identified by the Administrator in the circumstances. For purposes of this Plan, “Change in Control Event” means any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the

Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

7.4 Early Termination of Awards.  Any award that has been accelerated as required or contemplated by Section 7.2 or 7.3 (or would have been so accelerated but for Section 7.5, 7.6 or 7.7) shall terminate upon the related event referred to in Section 7.2 or 7.3, as applicable, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of such award and provided that, in the case of options that will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

7.5 Other Acceleration Rules.  Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to an acceleration does not occur. The Administrator may override the provisions of Section 7.2, 7.3, 7.4 and/or 7.6 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with a Change in Control Event or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.6 Possible Rescission of Acceleration.  If the vesting of an award has been accelerated expressly in anticipation of an event or upon stockholder approval of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards.

7.7 Golden Parachute Limitation.  Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall any award or payment be accelerated under this Plan to an extent or in a manner so that such award or payment, together with any other compensation and benefits provided to, or for the benefit of, the participant under any other plan or agreement of the Corporation or any of its Subsidiaries, would not be fully deductible by the Corporation or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Corporation or one of its Subsidiaries, or is a participant in a severance program sponsored by the Corporation or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), or the applicable award agreement includes such provisions, the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to the awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Corporation or one of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant).

8.	OTHER PROVISIONS

8.1 Compliance with Laws.  This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2 Employment Status.  No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3 No Employment/Service Contract.  Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the

Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4 Plan Not Funded.  Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5 Tax Withholding.  Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a) require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b) deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6 Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date.  This Plan is effective as of September 3, 2004, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization.  The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval.  To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards.  Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).

8.6.5 Limitations on Amendments to Plan and Awards.  No amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7 Privileges of Stock Ownership.  Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8 Governing Law; Construction; Severability.

8.8.1 Choice of Law.  This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2 Severability.  If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 Plan Construction.

(a) Rule 16b-3.  It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b) Section 162(m).  Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9 Captions.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10 Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.  Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, stock appreciation rights, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11 Non-Exclusivity of Plan.  Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12 No Corporate Action Restriction.  The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13 Other Company Benefit and Compensation Programs.  Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy C/O AMERICAN STOCK TRANSFER card in hand when you access the web site and follow the ATTN: JOE WOLF instructions to obtain your records and to create an electronic 6201 15TH AVENUE voting instruction form.
BROOKLYN, NY 11219 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS If you would like to reduce the costs incurred by Resources Connection, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Resources Connection, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: RECON1 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RESOURCES CONNECTION, INC.
The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1.
For Withhold For All To withhold authority to vote for any individual Vote on Directors nominee(s), mark “For All Except” and write the
All All Except number(s) of the nominee(s) on the line below.
1. Nominees for a three-year term as a member of the Company’s Board of Directors:
01) Neil Dimick 0 0 0 02) Karen M. Ferguson
Vote on Proposals
For Against Absta
in
The Board of Directors recommends a vote FOR Proposal 2.
2. Approval of an additional 2,000,000 shares to be issued under the terms and conditions of the Resources Connection 2004 0 0 0 Performance Incentive Plan.
The Board of Directors and the Audit Committee recommends a vote FOR Proposal 3. For Against Abstain 3. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm. 0 0 0 4. In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof. 0 0 0
Yes No
(This Proxy must be signed exactly as your name appears hereon. Please indicate if you plan to attend this meeting. 0 0 Executors, administrators, trustees, etc., should give full title as such. If the shares are held in joint names, either person may sign this Proxy. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.)
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

RESOURCES CONNECTION, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING, OCTOBER 18, 2007
The undersigned, a stockholder of RESOURCES CONNECTION, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report to Stockholders for its fiscal year ended May 31, 2007; and, revoking any proxy previously given, hereby constitutes and appoints Donald B. Murray his or her true and lawful agent and proxy with full power of substitution, to vote all shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate offices, located at 17101 Armstrong Avenue, Irvine, California 92614, on October 18, 2007, at 1:30 p.m. local time, and at any adjournment thereof, on all matters coming before said meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSON NAMED AS PROXY SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE AMENDMENT OF THE 2004 PERFORMANCE INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR AWARD GRANTS BY 2,000,000. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(continued and to be signed on other side)